Exhibit 10.2

Sphere 3D Announces Acquisition of Rainmaker Worldwide

Transaction to transform the Company to a Commercial Water-as-a-Service Supplier

Toronto, Ontario - July 15, 2020 - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D") today announced that it has entered into a definitive merger agreement pursuant to which it will acquire all of the outstanding securities of Rainmaker Worldwide Inc. (OTC: RAKR) ("Rainmaker"), a global Water-as-a-Service (WaaS) provider.  Upon closing, Sphere 3D's name will change to Rainmaker Worldwide Inc., and its business model will focus on Water-as-a-Service. Rainmaker management will assume leadership of the combined entity.

Sphere 3D CEO Peter Tassiopoulos stated, "This is a transformative transaction that enables our shareholders to participate in a growing multi-trillion-dollar global water market.  It begins an exciting new chapter for stakeholders of both companies.  I look forward to seeing significant growth under the leadership of Rainmaker's skilled and experienced management team."

On a global basis, more than a quarter of the world's population - about 2.1 billion people - lack access to clean water, according to a report released by the World Health Organization and UNICEF. In the United States, a 2017 report card from the American Society of Civil Engineers gave the nation's drinking-water infrastructure a rating of D, and assessed that "the U.S. needs to invest $1 trillion in the next 25 years for upgrades".  In addition, an article in The Hill stated "The United States is on the verge of a national crisis that could mean the end of clean, cheap water. Hundreds of cities and towns are at risk of sudden and severe shortages, either because available water is not safe to drink or because there simply isn't enough of it. The situation has grown so dire the U.S. Office of the Director of National Intelligence now ranks water scarcity as a major threat to national security alongside terrorism."

Rainmaker supplies water to customers using two categories of its proprietary and novel technology: Air-to-Water ("AW"), which harvests fresh water from airborne humidity; and Water-to-Water ("WW"), which transforms seawater or polluted water into drinking water.  Because of the operating efficiency of its technologies, Rainmaker can provide customers with clean water at a cost competitive with - or better than - traditional solutions in a fraction of the time it would take to implement alternative water infrastructure. The compact and scalable systems for both AW and WW enable decentralized deployment, in which water is distributed directly to the consumption site with no expensive piping or truck transport.  AW and WW can be powered by solar, wind, and/or grid electricity and can produce up to 150,000 liters of water per unit, per day.

Michael Skinner said, "As the CEO of Rainmaker, it has been my objective to identify the right opportunity to scale our water as a service strategy.  This merger will provide additional access to capital markets and a global platform to tell our story as Rainmaker transitions from R&D to commercialization.  We are pleased that the board of Sphere 3D recognized that Rainmaker's large market opportunity and attractive business model fit with its own strategic imperatives."

Joost Oosterling, Co-founder of Rainmaker, commented, "Our R&D team in the Netherlands have created one innovation after another in the decade since my late father, the serial inventor Piet Oosterling and I founded this company.  Now that our solutions are attracting commercial attention on a global basis, this next phase of development gives us the opportunity to improve the lives of millions of people around the world."

Transaction Details

Under the terms of the agreement, Rainmaker, a Nevada company, will merge with S3D Nevada Inc., a Nevada company wholly-owned by Sphere 3D, and the merged entity will be a wholly-owned subsidiary of Sphere 3D.  Rainmaker shareholders will receive 0.33 of a share of Sphere 3D for each whole share of Rainmaker exchanged and one-third of a warrant or option for each whole warrant or option then held by such Rainmaker shareholder. Upon completion of the transaction Sphere 3D expects to remain listed on the NASDAQ market and will change its name to Rainmaker Worldwide Inc. and apply to change its trading symbol from ANY to RAIN.  After completion of the transaction, it is expected that current holders of Rainmaker Worldwide Inc. will own approximately 80% of Sphere 3D, on a fully diluted basis, as a result of their exchange of securities in the transaction.

The transaction is subject to completion of an equity financing, or series of financings, for a minimum of US$15 million at a share price to be mutually agreed prior to closing and such other customary regulatory and shareholder approvals, including the approval of NASDAQ.  Closing is expected to occur in the Fall of 2020, but in any event prior to December 31, 2020 and subject to extension to February 28, 2021 in certain circumstances.

The Benchmark Company acted as financial advisor to Rainmaker Worldwide.  PGP Capital Advisors, LLC acted as financial advisor and has provided a Fairness Opinion in support of the transaction to the board of directors of Sphere 3D.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) delivers containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premise implementations through its global reseller network and professional services organization.  Sphere 3D has a portfolio of brands, including HVE ConneXions, UCX ConneXions, and SnapServer® dedicated to helping customers achieve their IT goals.  For more information, visit www.sphere3d.com.  Follow us on Twitter @Sphere3D and @HVEconneXions.

About Rainmaker Worldwide

Rainmaker Worldwide Inc. (OTC: RAKR) is a leader in technology for the production of clean, affordable water. Headquartered in Peterborough, Canada, with an innovation and manufacturing center in Rotterdam, Netherlands, the Company's patented water technology provides economical drinking water at scale wherever it's needed. Rainmaker's goal is to be a global leader in solving the worldwide water crisis.  Rainmaker Worldwide Inc was recognized as the Best Community Impact Water Solutions Global 2020 by Capital Finance International.  For more information about Rainmaker, visit www.rainmakerww.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including, without limitation, our inability to obtain additional debt or equity financing; any increase in our cash needs; the Company's ability to maintain listing with the NASDAQ Capital Market; market adoption and performance of our products; the level of success of our collaborations and business partnerships; possible actions by customers, partners, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in our periodic reports contained in our Annual Information Form and other filings with Canadian securities regulators (www.sedar.com) and in prior periodic reports filed with the United States Securities and Exchange Commission (www.sec.gov). Sphere 3D undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contacts

The Blueshirt Group

Whitney Kukulka

Managing Director

+1 (415) 489-2188

investors@rainmakerww.com

Rainmaker Worldwide Inc.

Michael Skinner

Chief Executive Officer

+1 (705) 201-1020

info@rainmakerww.com